Exhibit 10.3

Translation from the Hebrew. The Hebrew version is the binding version

Outline

Pursuant to section 15B(1)(a) of the Securities Law, 5728-1968, the Securities Regulations (Periodic and Immediate Reports), 5730 — 1970 and the Securities Regulations (Outline Details of an Offer of Securities to Employees), 5760-2000

Along with

A Report regarding a substantial private offering

According to the Securities Regulations (Private offering of Securities in a Listed Company), 5760-2000 and to Regulations 37A(3) and 37A3 of the Securities Regulations (Periodic and Immediate Reports), 5730 — 1970

An offer of

Up to 12,000,000 unlisted options, offered, for no consideration, to officers and other senior employees in management positions at Israel Chemicals Ltd. (“the Company” or “ICL”) and companies under its control, including for the CEO of the Company, exercisable for up to 12,000,000 registered ordinary shares(1) of NIS 1.00 par value each, of the Company (“the Option Warrants” or “the Options”).

Outline date: November 27, 2012

(1)                   Assuming that all the Options are exercised into shares, the quantity of shares obtained may be less that indicated above, due to the exercise mechanisms as set forth hereafter in sub-Sections 5.2 and 5.3 of the Outline and this Immediate Report.

Table of Contents

Section		Page

Part A - Introduction		3

1.	General	3

2.	Objective of the Plan	3

3.	Permits and approvals	3

Part B — The details of the offer and its terms		4

4.	The Offerees	4

5.	Description and rates of the offered securities	4

6.	Deposit of options with a trustee	6

7.	Right of exercise, lock up and manner of exercising options	6

8.	Rights related to the underlying shares	7

9.	Restrictions applicable to activities in the options and the underlying shares	8

10.	Conditions of the Plan in the event of termination of employment	9

11.	Change in control	10

12.	Restructure or merger	10

13.	Tax implications and allocation to the trustee	10

14.	Adjustments for distribution of bonus shares and/or allocation by way of rights and/or splitting or merging of capital and/or distribution of a dividend	12

15.	Obligations of the Offerees	13

16.	Applicable law	13

17.	The financial value of the option warrants	13

18.	Information based on the Sixth Addendum to the Securities Regulations (Periodic and Immediate Reports), 5730-1970	14

19.	The issued share capital of the Company, quantity and rate of the Offerees holdings and interested parties in the Company	16

20.	Consideration and the manner of its determination	18

21.	Personal interest in the approval of the substantial private offering	18

22.	Required approvals	18

23.	Details of agreements pertaining to rights in the shares of the Company	18

24.	Restraints and restrictions applicable to the Offerees with respect to operations that may be carried out with the options	18

25.	Term of grant of securities	18

26.	Powers of the board of directors of the Company	19

27.	No undertaking of continued employment	19

Part C - Rights Attaching to the Company’s Shares		19

28.	Conditions and participation rates in the distribution of a dividend and bonus shares	19

	Rights to participate in the division of the Issuer’s property upon winding-up	20

	Right to appoint directors	20

	Rights to receive notices of meetings of shareholders, right of participation and voting and legal quorum	20

	Restriction on transfer of shares	20

	Conditions for amendment of rights attaching to shares	20

Part D - Additional Details		21

29.	Details of the price of the Company’s shares on the Stock Exchange	21

30.	Notice of Outline	21

31.	Reference to periodic reports and interim financial statements	21

32.	Powers of the Israel Securities Authority	22

33.	Company representative	22

PART A - INTRODUCTION

1.                                      General

Israel Chemicals Ltd. hereby reports, according to the Securities Regulations (Details of an Outline of an Offer of Securities to Employees) 5760-2000 (“the Outline Regulations”), the Securities Regulations (Periodic and Immediate Reports), 5730 — 1970 (“The Report Regulations”), the Securities Regulations (Private placement of Securities in a Listed Company), 5760-2000 (“the Private placement Regulations”), that on November 26, 2012, the Company’s board of directors has approved a private placement of options exercisable for ordinary shares of NIS 1.00 par value each, of the Company (“the Shares” or “the Company’s shares”) to up to 500 offerees, including 14 officers and other senior employees in management positions in the Company and companies under its control (“the Private Offering”), including a substantial private placement of such options to the CEO of the Company (“the Substantial Private Offering”), in accordance with the “Plan for the Private Allocation of Options for Shares of the Company to the CEO of the Company, to Office Holders and Employees of The Company and Companies Under its Control (2012)”, which was adopted by the Board of Directors of the Company on November 26, 2012 (“the Plan”) and all as set forth below in this Outline and Report (“The Outline and the Immediate Report”). In respect of the allocation to the CEO of the Company, this Outline also includes details as required by the Private Placement Regulations and the Reports Regulations.

The options shall be allocated to the offerees under this Outline in accordance with section 15B(1)(a) of the Securities Law, 5728-1968 (“the Securities Law”) and the Outline Regulations and Private Placement Regulations (as the case may be).

2.                                      Object of the Plan

The objective of the Plan is to provide an incentive to the offerees according to the Plan to continue contributing to the Company and to its success in the future as well. This success is expected to be reflected, inter alia, in the long-term business results and in the price of the Company’s share on the Tel Aviv Stock Exchange (“the TASE”) and thereby to promote the interests of the Company and increase its profits in the long term. In addition, the Plan will create an incentive for the continued long-term employment of talented and skilled managers in the Company. This Plan is a continuation of the previous incentive plans from the years 1999, 2003, 2007 and 2010, ensuring the continuation of the incentive for the offerees and reflects the Company’s interest in expanding the circle of managers it wishes to motivate and retain.

3.                                      Permits and approvals

The allocation of options under the outline and this Immediate Report is subject to obtaining the cumulative approvals set out below:

3.1                               The approval of the Israeli stock exchange to list the shares which will be yielded by the exercise of the options (“the Underlying Shares”) that are the subject of this outline and immediate report. Immediately after this Outline is issued, the Company intends to apply to the TASE to list the underlying shares for trading.

3.2                               Since, as set forth in section 13 below, the options for the Company’s employees (with the exception of the offerees as set forth in section 13.6 below), are to be allocated in a capital gains track under section 102 of the Income Tax Ordinance (New Version) (“the Income Tax Ordinance”), the Plan requires the approval of the tax assessor and of a trustee to be appointed by the Company. The Company shall apply to the tax assessor close to the publication date of this Outline, requesting approval of the Plan and the trustee, and may allocate the options 30 days after the submission date of the Plan to the tax assessor.

3.3                               The allocation of the options is subject to obtaining all approvals required by law, including the approval of the organs of the Company and companies under its control, all as required by the Companies Law, 5759 — 1999 (“the Companies Law”). The Company’s board of directors’ human resources discussed the Plan in its meetings on November 15, 2012 and November 18, 2012 and recommended that the board of directors approve the Plan and the offering to senior officers, including the Substantial Private Offering. The

Company’s audit committee discussed the Plan in its meetings on November 15, 2012, November 18, 2012 and November 20, 2012, and approved the private placement for officers, including the Substantial Private Offering. The board of directors discussed the Plan and the Private placement for the officers including the Substantial Private Offering in its meetings on November 20, 2012 and November 26, 2012 and approved it, in its meeting held on November 26, 2012.

The Company may offer options to offerees under the conditions of the Plan and this Outline and immediate report, after receiving all the approvals required for the allocating as set forth in this section 3 above and subject to the provisions in section 25 below.

PART B - DETAILS AND CONDITIONS OF THE OFFERING

4.                                      The offerees

4.1                               The offerees of the Private placement are officers or other senior management employees at the Company and subsidiaries in its control, in Israel and outside of Israel, as defined in this section 4.1 below (these offerees, with the exception of the offerees set out in section 4.2 below, shall be referred to hereunder as: the “employees”).

Under the Private Offering, up to 12,000,000 options shall be allocated to a trustee for up to 500 employees (including 14 officers and including the CEO as set forth in section 4.2 below) (for this matter, see also section 26 below).

4.2                               The offeree under the Substantial Private placement is Mr. Stefan Bargas, who serves as the CEO of the Company (“the CEO”), and who is considered to have an interest in the Company by the virtue of his position. Tile options offered to the CEO are described in section 5.1 below.

4.3                               According to information provided to the Company, at the date of this immediate report:

4.3.1                     The CEO does not hold Company shares or options that are exercisable into Company shares.

4.3.2                     The CEO and the employees (hereinafter together “the Offerees”) are not an interested party, as such term is defined in section 270(5) of the Companies Law, 5759-1999 (“the Companies Law”). Also, to the best of the Company’s knowledge, none of the employees is an interested party in ICL.

5.                                      Description and rates of the offered securities

5.1                               The offerees - the employees (including 13 officers) and the CEO shall be offered, for no consideration, up to 12,000,000 non-negotiable options, exercisable into up to 12,000,000 ordinary shares of the Company of NIS 1.00 par value each, subject to the adjustments set out in section 14 below and all the other conditions of the Plan as set forth below, of which the CEO shall be allocated 1,190,000 options. It is noted, that the number of underlying shares that will be offered in practice when exercising the options may be lower due to the Maximum Share Value specified in Section 5.2 below, and if the company will choose to exercise its right under section 5.3 below, and in such a case the Offerees holding rates will be lower than the rates listed below.

The shares that shall be derived from the exercise of the options allocated to the Offerees shall constitute, as at the date of this report, 0.93% of the Company’s issued and paid-up share capital and 0.93% of its voting rights(2) (0.93% of the Company’s issued and paid-up

(2)                   Under the theoretical assumption of the exercise of all the options into shares by the offerees according to this outline, regardless of the maximum value of the share as described in Section 5.2 below, and without running the right of the Company to allocate shares in the value of the benefit under Section 5.3 below, and without considering the shares held by the Company and its subsidiary. The actual number of shares allotted may be lower than specified section 5.1 above, because of the Maximum Share Value specified in Section 5.2 below or because of the operation of a “net exercise” mechanism, as described in Section 5.3 below.

share capital and 0.93% of its voting rights, in full dilution(3)), Of which, the number of shares deriving from the exercise of the options allotted to the CEO shall constitute, as of this report, about 0.09% of the issued and paid-up capital of the Company and 0.09% of the voting rights(4) (0.09% of the Company’s issued and paid-up share capital and 0.09% of its voting rights, in full dilution(5)). The economic value of the options offered to the Offerees is NIS 146,040 thousand, of which the economic value of the options offered to the CEO is NIS 14,492 thousand(6).

Allocation to Offerees who are officers: The number of options offered to each offeree who is an officer was recommended for approval by the human resources committee of the board of directors, and approved by the audit committee and the board of directors.

Allocation to Offerees who are not officers: The human resources committee of the board of directors shall approve the number of options offered to Offerees who are not office holders, according to the authority delegated by the board of directors to that committee as set forth in section 26 below.

5.2                               Each option confers the right to receive from the Company or its representative by way of allocation or transfer (as set forth in sections 5.2 and 5.3 below) one ordinary registered share of the Company, of NIS 1.00 par value, against payment of an exercise price of NIS 46.6, equivalent to the average closing price of the Company’s share on the TASE for 30 days precedent to the date of the board of directors’ resolution, subject to adjustments as set forth in section 14 below. The exercise price shall be linked to the CPI and the base index shall be the index of October 2012 which was published on November 15, 2012 (106 points) (“Base Index”). The exercise price will be increased or decreased according to the ratio between the known index at the exercise date and the base index (the linked and adjusted exercise price as set forth in section 14.4 below, shall be referred to hereunder as: “the Exercise Increment”). Notwithstanding the aforesaid, the exercise price for Offerees who are residents of the United States and/or are subject to the tax laws in the United States shall not be linked to the CPI as aforesaid, and accordingly the exercise increment for these Offerees will be the same as the exercise price.

Notwithstanding the aforesaid, if on date of exercise (as defined below) the closing rate of the Company’s share on the trading date precedent to the exercise date (“the Share Value”) is higher than the exercise increment multiplied by 2 (“the Maximum Share Value”), then the quantity of underlying shares shall be adjusted in such a way that that the underlying shares that are actually allocated to an offeree multiplied by the share value shall be equal to the quantity of exercised options by the maximum share value. If the events set forth in sub-section 14.1 and 14.3 below take place, then the necessary adjustments shall be made. A fraction or a share obtained from the foregoing calculation will be rounded up to a whole share. Forthwith on exercise, the entire quantity of exercised options shall expire.

The Company shall take steps to preserve, in its registered capital, a sufficient number of shares for the purpose of the allocation of options in accordance with this Outline.

5.3                               Alternately, and at the sole discretion of the Company, the Company may, upon exercise of the options, allocate shares to the Offerees, or transfer shares that are held or that will be held by the Company or a company under its control, in the value of the benefit only, as set forth below:

(3)                   The computation of the full diluted share was based on the assumptions in footnote 2 above in relation to exercising the options by all offerees according to this outline, and under the assumption of the execution of all other securities of the Company which are convertible or exercisable for shares of the company.

(4)                   See footnote 2 above.

(5)                   See footnote 3 above.

(6)                   Calculated based on an opinion of external consultants on the basis of binomial model, depending on the assumptions specified in Section 17 below and considering the maximum value of the share as described in sections 5.2 and 5.3 below.

5.3.1                     The number of underlying shares to which each offeree will be entitled at the exercise date of the options (as defined in section 7.5 below) shall be calculated in accordance with the difference between:

5.3.1.1           The closing price of the Company’s shares on the TASE on the trading day preceding the exercise date and not more than the a sum equal to the exercise increment multiplied by 2 (“the Determining Rate”) multiplied by the option warrants for which the exercise notice has been given.

And:

5.3.1.2           The exercise increment multiplied by the number of options for which the exercise notice has been given.

In case of occurrence of the events set forth in sub-sections 14.1 to 14.3 below, the requisite adjustments shall be made.

This difference shall constitute the sum of the monetary bonus for the offeree on the date of the exercise (“the Monetary Bonus Amount”).

5.3.2                     The Company shall allocate to the Offerees, or transfer the shares that are held or that will be held by the Company or a company under its control, the number of shares with a market value at the effective price (less the par value of the company share, as far as paid by the Offerees in effect) equal to the sum of the Monetary bonus only. Fraction of share obtained as a result of this calculation shall be rounded up to the nearest full share.

The following conditions shall apply in the event of an allocation of shares under this section: The Company shall convert part of its profits from share premiums or any other source included in its equity set out in its financial statements, into share capital, in the sum equal to the nominal value of the underlying shares, as set forth in section 304 of the Companies Law. If this is not possible, the offeree shall pay only the nominal value of the underlying shares. It is clarified that if any event of the allocation of shares under this section, the exercise shall be effected in such a way that the nominal value of the shares will be paid (or, as the case may be, capitalized), by the Company or by the offeree, under any law, including the provisions of the Companies Law, for the purpose of distribution.

6.                                      Deposit of options with the trustee

The options shall be allocated to a trustee according to the terms of the capital gains track, through a trustee as set forth in section 13.4 below (“the Trustee”), for the Offerees, following and subject to receiving of all the approvals set out in section 3 above.

The determining date for implementing the Plan is the date of the approval of the Plan by the board of directors of the Company, as set forth in the introduction to this report, i.e., November 26, 2012 (“the Determining Date”)(7).

7.                                      Right of exercise, lock up and manner of exercising options

7.1                               All of the options will be granted to the CEO and the employees only after the fulfillment of all the conditions set out in section 3 above. The option shall vest in three equal lots, as set forth below:

7.1.1                     One third of the options allocated to each of the Offerees shall vest 12 months after the determining date. The options or the shares obtained from the exercise

(7)                   Note that in respect of Israeli offerees, lock-up will apply by virtue of Section 102 for a period of 24 months as from the date of allocation to the trustee as per sub-section PART B -13.4 below.

thereof (if exercised) shall be locked up for a minimum period as defined in section 13.4 below.

7.1.2                     A second third of the options allocated to each of the Offerees shall vest 24 months after the determining date.

7.1.3                     The last third of the options allocated to each of the Offerees shall vest 36 months after the determining date.

7.2                               Each of the Offerees may exercise the options, in accordance with the conditions of the Plan (including as set forth in section 10 below), in each and every lot that vests, in whole or in part, as follows: For the first and second lots — commencing as from the end of the minimum lock-up period as defined in section 13.4 below and up to 48 months after the date the options were allocated (“the Exercise Date of the First Lot” and “the Exercise Date of the Second Lot”, respectively). For the third lot, commending as from the vesting date of that lot up to 60 months after the date the options were allocated (“The Exercise Date of the Third Lot”). Should the exercise date of the first, second or third lots fall on a day other than a banking day in Israel or a trading day on the TASE, the final exercise date shall be deferred to the next business day thereafter, which is also a trading day on the TASE.

7.3                               An offeree wishing to exercise the options to which he is entitled, under all the conditions of the Plan, shall submit a written and signed notice to the Company and the trustee, in the wording prescribed by the Company (“the Exercise Notice”). The exercise notice shall include, inter alia, the identity of the offeree and the number of options he wishes to exercise. Each and every offeree, and not the trustee, shall decide whether or not to exercise and shall pay the exercise price

7.4                               The offeree shall pay the Company the consideration due to the Company for the underlying shares that shall be allocated to the offeree in accordance with the exercise notice in a manner determined by the Company, unless the Company chooses to exercise its right under section 5.3 above.

7.5                               On the first trading day following the day the Company receives the exercise notice, completed and signed by the offeree, after having paid the consideration as set forth in section 7.4 above (heretofore and hereafter: “the Exercise Date”), the Company shall allocate the underlying shares to the trustee(8) , and should the Company elect to exercise its right as set forth in section 5.3 above, the provisions of section 5.3 shall apply.

7.6                               Options that are unexercised at the exercise date set for their relevant lot (as set forth in section 7.2 above), shall expire and shall not afford any right to compensation or indemnification and shall not be valid.

7.7                               Notwithstanding the aforesaid, it is stated that in compliance with the TASE regulations, no options will be exercised into shares on the determining date for the distribution of bonus shares, for an offering by way of rights, for the distribution of a dividend, for consolidation of equity, or for the split or reduction of capital (each of the aforesaid shall be referred to hereafter in this section as a: “corporate event”), and such exercise shall be deferred until the next trading day. In addition, if the X-date of a corporate event falls prior to the determining date of the corporate event (within the definition of those terms in the TASE regulations), no exercise of options shall be made on such X date and the exercise shall be deferred until the next trading day.

(8)                   It is stated that wherever there exists, in the Plan and the Outline, a reference to the grant of the exercise shares to an offeree or to the trustee on his behalf, as the case may be, the meaning is registration of the shares in favour of the offeree or the trustee, as the case may be, with a TASE member, in such a way that

8.                                      Rights related to the underlying shares

8.1                               Forthwith upon allocation, the underlying shares shall be equal in their rights, to all intents and purposes, to the ordinary shares in the Company’s share capital at the date of this Outline, and shall confer, inter alia, the same rights to receive notice of and to participate in the Company’s general meeting, receive dividends or any other distribution and receive surplus assets upon winding up.

8.2                               In any event where, according to the provisions of the Plan, the offeree is entitled to rights and/or bonus shares and/or any other right vesting in the offeree by virtue of the options and/or underlying shares (hereafter: “the Rights”), and on the determining date for distribution of the rights, the options and/or underlying shares are held by the trustee, the rights shall be transferred to the trustee, and the trustee shall withhold tax at source in accordance with any law, insofar as it applies, and all the rights shall be allocated to the trustee in favor of the Offerees and shall be held by the trustee until the end of the minimal lock up period of the options for which the rights were allocated. The conditions of the tax track shall apply to these additional rights.

8.3                               In any event where the Company distributes a cash dividend and at the determining date for distribution of the dividend the trustee held underlying shares for any of the Offerees, the Company shall transfer to the trustee the dividend amounts for the underlying shares held by the trustee as stated for each offeree. The trustee shall withhold tax at source according to the law, insofar as it is required, before transferring the dividend amounts (net of the tax) to the offeree.

8.4                               Notwithstanding the aforesaid in section 8.1 above, as long as, in accordance with the provisions of the Plan, the trustee holds the underlying shares in favor of the Offerees and these shares are yet to be transferred to the Offerees, the shares shall not confer rights to receive notices and to participate in the Company’s general meetings.

9.                                      Restrictions on the making of transactions in options and in the underlying shares

9.1                               The options are a personal right that may not be transferred, endorsed or pledged, whether voluntarily or otherwise (except to the heirs of a deceased offeree according to a will or inheritance laws, provided they confirm their consent to the conditions). The options shall not be listed on the TASE. The shares underlying the exercise of the options to the Offerees shall be listed on the TASE.

9.2                               The options for Offerees in Israel shall be allocated to the trustee under section 102 of the Income Tax Ordinance. Accordingly the options or the underlying shares, as the case may be, shall be held by the trustee, under section 102 of the Income Tax Ordinance, for the minimum lock up period, as set forth in section 13 below.

9.3                               The trustee may not transfer the options that were granted in accordance with the Plan to a third party, including an offeree, unless instructed by the Company and subject to the applicable law.

9.4                               Transfer of rights to options and/or underlying shares under a will or inheritance laws shall be valid and shall bind the Company, only after the Company is furnished with the following notarized approvals:

A.            A written request for the transfer and a copy of a legal document creating and confirming the right of such person to act in respect of the Offeree’s estate and creating or confirming the right of the transferee

B.            Written consent from the transferee to pay any amount in respect of the options under the Plan and any amount required under the provisions of the Plan as well as consent to comply with all the provisions of the Plan

C.            Any other evidence required by the board of directors to establish the right to transfer the options and/or underlying shares and the validity of the transfer.

9.5                               The underlying shares are subject to restrictions under the provisions in the Company’s articles of association.

9.6                               The options under this Outline are allocated in accordance with section 15B(1)(A) of the Securities Law, and therefore restrictions on the buyback as set out in section 15C of the Securities Law will not apply to the underlying shares (except as set out below).

Section 15C of the Securities Law and the Securities Regulations (Details Regarding Sections 15A to 15C of the Law) 5760-2000 (“the Further Details Regulations”) apply to the shares underlying the options allocated to Offerees in countries other than Israel, as follows:

9.6.1                     The Offerees may not offer the underlying shares prior to the lapse of six months following the allocation date of the options.

9.6.2                     In six consecutive quarters, starting from the end of the period set out in section 9.6.1 above, each of the Offerees may offer a number of shares on any trading day, which is no more than the daily average of the volume of trading of the Company’s shares on the TASE over the eight week period preceding the date of the offer, provided that the total number of shares offered in any quarter does not exceed one percent of the Company’s issued and paid-up share capital, as set out in the further details regulations.

10.                               Conditions of the Plan in case of termination of labor relations

10.1                        In the event of termination of labor relations between the Company and the offeree following voluntary retirement of the offeree, and not as a result of disability due to health problems (“Disability”), the offeree may exercise only the options included in the lots that have vested and are unexercised and unexpired by the severance date of employment, and they shall be exercisable for up to 90 days from this day (or, if the lock up period under section 102 of the Income Tax Ordinance has not yet ended, up to 90 days after the end of this period, whichever is the later). The rest of the options shall expire on the date of termination of employment.

10.2                        In the event of termination of labor relations due to disability or death, the offeree (or his heirs) may exercise the options in the lots that have already vested but which have not yet been exercised for shares, and a proportionate part of the next lot that has not yet vested, if any, to be calculated according to the ratio of the number of months that have lapsed since the date of vesting of the previous lot to have vested (or since the determining date, as the case may be), and up to termination of the Offeree’s employment, and 12 months, and they shall be exercisable until the final date or dates of exercise (as set out in section 7.2 above), of each of the vested lots that are exercisable as set out in this section. The rest of the options shall expire on the date of termination of employment.

10.3                        In the event of termination of employment due to dismissal under circumstances which, in the Company’s opinion, confer on the Company the right under law to dismiss the employee without severance pay, including carrying out criminal offenses and breach of trust, all the options offered to the offeree under this Plan shall expire immediately at the date of notification of termination of employment, including those which have already vested but have not yet in fact been exercised.

10.4                        In the event of termination of employment for any reason which is not described in subsections 10.1-10.3 above, the offeree may exercise only the options that have vested by the date of termination of employment, and which are unexercised and unexpired at the exercise date of the lot or the exercise dates of each of the shares (as the case may be), which vested and are exercisable as set out in this section. The rest of the options shall expire on the date of termination of employment.

10.5                        The Offeree’s right to the options offered under the Plan or their exercise shall not be ended or expired or be accelerated solely as a result of the fact that the offeree was transferred from the Company to a company under its control, or vice versa, as an employee or officer.

10.6                        The board of directors may amend the provisions of this section 10 (and/or any of them), in general or specifically, at its own absolute discretion.

10.7                        In this section 10, the severance date is the date of termination of employee employer relations between the offeree and the Company, or the end of the notice period (or the adaptation period, if any), whichever is the later.

11.                               Change of control

In the event of change in control in the Company, there will immediately vest, shortly before the date of completion of the transfer of control as stated, the entitlement of the Offerees to exercise all the options allocated to them including those which, according to the dates stipulated in sub-section 7.1 above has not yet vested, and these shall be exercisable by them commencing from that date (subject to the minimal lock up period as set forth in sub-section 13.4 below) and until the date of exercise of each of the lots as stated pin sub-section 7.2 above

“Transfer of control” - including by way of the sale of shares (including a share swap), distribution of a specific dividend or allocation of shares to a third party.

“Control” in this section - as defined in the Securities Law

12.                               Restructure or merger

In the event of merger of the Company with or into another Company, whether by way of a share swap, cash purchase or in any other manner, or the sale of all (or the vast majority) of the Company’s assets, activity, or issued capital or any event with a similar corporate nature and any related action (hereinafter jointly: “Restructure” or “Merger”) and subject to any law, the board of directors will prescribe one of the following alternatives:

12.1                        Every option shall be replaced or converted into an option of equal value in the new company following the merger or sale and the board of directors may amend the exercise price for such purpose, insofar as this is required, all at the discretion of the board of directors; or

12.2                        Every option shall be adopted by the new company such that it shall be exercisable into a share of the new company subject to adjustments and amendments as may be prescribed by the board of directors; or

12.3                        Every option shall be cancelled or returned to the Company and the Company shall pay the entitled employee monetary compensation for the cancellation or return of the option, provided that the value of the benefit inherent in such compensation shall be no less than the value inherent in the options that were cancelled or returned to the Company, as measured on the date of cancellation or return, as the case may be; and

12.4                        Any action and/or adjustment in respect of the options and their conditions, as may be required, at its discretion.

12.5                        Upon completion of the restructure or merger the options for the Company shares shall expire.

For the purposes of the provisions of this section, the term “New Company” shall refer to the company with which a merger may take place, with which a sale transaction may be effected or which may stand in place of the Company following a restructuring or any related transaction. To dispel any doubt, it is stated that if as a result of restructure or merger, control in the Company is transferred, the provisions in section 11 above shall apply.

13.                               Tax implications and allocation to the trustee

The following is an itemization of certain provisions relating to tax in respect of the allocation and exercise of the options:

13.1                        The Offerees shall bear any tax obligation regarding allocation of the options to Offerees (including income tax, capital gains tax, national insurance and health tax) and any other mandatory payment owing on account of the grant or exercise of the options. The trustee and the Company shall be entitled to deduct any amount that is lawfully subject to withholding at source.

13.2                        The provisions of section 102 of the Income Tax Ordinance (New Version) and the regulations promulgated thereunder (jointly: “section 102”) shall apply to the options allocated to the Offerees in Israel. The Company has elected that the allocation to the Offerees who are Israeli residents shall be made through a trustee, in the capital gains track.

13.3                        At the date of this report, the provisions of section 102 regarding the capital gains track stipulate, inter alia, as follows:

•            The options and underlying shares that are obtained from the exercise of the options shall be locked up with the trustee until two years after the date being allocated and designated for the employee;

•            The Offeree’s income from allocation of the options shall not be taxed on the date of the allocation.

•            The employee’s tax liability for “part of the value of the benefit” on the date of the allocation of the options shall be calculated in accordance with the marginal tax rate that applies to the employee. For this purpose, the “part of the value of the benefit” shall be calculated in accordance with the average value of the Company’s shares on the TASE at the end of the 30 trading days which preceded the allocation of the options, less the cost of exercising the options.

•            The balance of the value of the benefit shall be subject to tax at a rate of 25%.

•            When allocating the options as aforesaid, the company employing the offeree shall be allowed a payroll expense in the sum of the employee’s income, taxable at the marginal tax rate. In respect of the value of the benefit to the employee, taxable at a rate of 25%, the Company shall not be allowed an expense for tax purposes.

The aforesaid should not be considered as tax advice and Offerees should examine the tax situation applicable to them and decide whether and how to act under their own specific circumstances.

13.4                        Accordingly

•            The allocation to the Offerees shall take place only after the fulfillment of the conditions required in the provisions of the capital gains track in Section 102 of the Income Tax Ordinance.

•            Prior to the allocation of the options to the Offerees, the Company shall enter into an agreement with the trustee (“the Trustee”), which shall hold the options in trust for the Offerees pending exercise (or expiration, as the case may be) and shall hold the underlying shares for at least 24 months subsequent to the date of allocation to the trustee (“the Minimum Lock Up Period”)

13.5                        Notwithstanding any other provision in this clause, it is stated that transfer of the underlying shares from the trustee to an Israeli offeree or from an Israeli offeree to any third party (including sale thereof), is only be permitted after the minimum lock up period, and payment of the applicable tax. Despite the aforementioned, it will be possible to transfer the underlying shares before the end of the minimum lock up period, after payment or deduction of the tax owing, if any, and shall be effected in accordance with the provisions, conditions and arrangements as may be agreed upon between the Company and the trustee, and subject to the provisions of section 102 or the provisions of any law and any agreement with the tax authorities.

13.6                        Notwithstanding the provisions heretofore and hereafter, the Offerees under this Outline include Offerees whose place of residence or employment is outside of Israel, and therefore the provisions of section 102 may not be applicable in their respect. The options of these Offerees shall be deposited with the trustee on the date of their allocation and shall be exercised through the trustee in the manner set out in this Outline, without the lock up restrictions under section 102.

The foregoing of this Section 13 does not purport to be an authorized interpretation of the legal provisions pertaining to the taxes that may apply in connection with the grant of the options being offered to the Offerees, and cannot substitute for professional legal advice on the matter. As is customary in investment in securities, each of the Offerees (including Offerees as per sub-section 13.6 above) must consider the various tax aspects and the tax implications that will attach to their investment and should consult their professional advisers, including legal and taxation advice having regard to their particular data.

14.                               Adjustments in respect of the distribution of bonus shares and/or allocation by way of rights and/or capital split or consolidation and/or distribution of a dividend

14.1                        If the Company distributes bonus shares after allocating options according to this Outline, then the number of underlying shares for exercising options that are unexercised and unexpired by the determining date for the bonus shares shall be increased by adding the appropriate number of shares, without additional payment, to which the offeree would have been entitled as bonus shares had he exercised the unexercised options for shares by the determining date for the right to receive bonus shares, immediately prior to the determining date of distribution of the bonus shares. It is stated that the exercise price of the options shall not change if bonus shares are distributed, however the payment for each share shall be decreased accordingly, in view of the increase in the number of underlying shares deriving from each option.

14.2                        Should the Company offer its shareholder securities of any type whatsoever by way of a rights issue, the exercise price of the warrants shall not be adjusted, however the number of underlying shares for the exercise of the options not yet exercised by the determining date regarding the right to purchase rights under the rights issue shall be adjusted according to the benefit component embodied in the rights, to be calculated in accordance with the TASE guidelines in effect on the determining date.

14.3                        In any event of a split or consolidation of the Company’s share capital or any corporate equity event that is materially similar in nature, the Company shall effect the amendments or adjustments that are required to prevent dilution or increase of the Offeree’s rights under the Plan in relation to the number and class of underlying shares for the unexercised options and/or in respect of the exercise price of each option.

14.4                        If the Company pays a cash dividend and the determining date for its distribution falls after the options are allocated according to this Outline, then on the determining date, the exercise increment of the unexercised and unexpired options as of that date shall be reduced by the gross amount of the dividend per share, in its amount in Israeli shekels. To dispel any doubt, the exercise price shall not fall below the part value of the share. It is stated that the provisions of this section 14.4 shall not apply to Offerees who are residents of the United States and/or subject to the tax laws in the United States.

14.5                        If the adjustments set out in this section result in share fractions, the Company shall not allocate share fractions and the number of shares issued to the offeree shall be rounded up to the next full share.

14.6                        It is stated that the Offeree’s right to additional underlying shares as a result of the adjustments under the provisions of this section 14 shall only apply on the exercise date of the options.

15.                               The Offerees’ obligations

When allocating the options, the Company shall deliver to each offeree a letter of offer in respect of the number of options that each offeree is entitled to receive under the Plan. When receiving the options under the Plan, the offeree shall undertake and declare the following: (1) To agree and confirm that he received and read the Plan and the letter of offer and accepts all of the conditions therein, including and without derogating from the generality of the aforesaid, his consent to bear all of the tax liabilities and other mandatory payments resulting from the offering and allocation of the options, the exercise or sale of the underlying shares, and that he agrees and authorizes the Company to withhold at source any tax that may apply (including, if required, from the number of options and/or underlying shares); (2) To fulfill all the conditions set out in section 102 (including provisions relating to the tax track), the provisions of section 102, the Plan, letter of offer and trustee agreement; (3) Subject to the provisions and conditions of section 102 and the rules, not to sell or remote the underlying shares from the trustee before the end of the minimum lock-up period; (4) To comply with the procedures for exercising the options and selling the underlying shares, as will be agreed upon between the Company and the trustee.

16.                               The applicable law

The Plan, this Outline and all the attached documents that were submitted or signed by the Company or companies under its control in respect of the Plan and this Outline, will be Interpreted, conducted and subject to the laws of the State of Israel.

17.                               The financial value of the options

17.1                        The options will be offered to the Offerees for no consideration.

17.2                        The company is implementing the international financial reporting standard number 2 “share based payment.” The main provisions of the standard concern the recording of expenses in respect of share based payment transactions in the financial statements of the company in accordance with the economic value at the time of the allocation as defined in the abovementioned standard. The expenses shall be recorded in the financial statements of the company on the vesting period of the options and in accordance with the quantity of options expected to be vested.

17.3                        The financial value of each option at November 25, 2012, immediately prior to the determining date, is as follows: first and second lots: about NIS11.9 each; third lot: about NIS 12.4. For further details, see Paragraph 5.1 above.

17.4                        The stated financial value was calculated according to the financial opinion of external consultants and based on the binomic model which is suited for the calculation of economic value in cases where an upper limit is defined for the level of the benefit derived from the exercise of the options (“CAP”). The annual standard deviation of the share which is calculated for the first lot and the second lot is 36.70% and for the third lot is 44.20%. The capitalization rate that is taken into account in relation to the first and second lots is 0.22%, and in relation to the third lot is 0.54%. The lifetime of the options for the first and second lots is 48 months with a vesting period and limit of 24 months, while the lifetime of options for the third lot is 60 months with a vesting period of 36 months. (As set out in section 7 above the exercise price of the option is NIS 46.6, and the closing price of the share on the TASE immediately prior to the determining date is NIS 46.6. In accordance with the terms of the options, an upper limit for the level of the benefit derived from the exercise of the option (CAP) was taken into consideration — of twice the exercise increment (see sections 5.2 and 5.3 above)

17.5                        Accordingly, the cumulative economic value of the options that will be allotted to the Offerees for the period of 60 months is approximately NIS146,040 thousand, of which the economic value of the options allotted to the CEO for a period of 60 months is about NIS14,492 thousand as at the date of the approval of the board of directors.

17.6                        The calculation of the fair value does not reflect the fact that the options will not be listed for trade on the stock market, and also does not reflect the tax that is likely to apply at the time of exercise of the options or sale of the underlying shares. Nonetheless, since that in the understanding of the Company this model calculates and reflects the fair value of the options in the best manner out of the currently existing models, the Company chose to implement it with regard to calculation of the fair value of options allocated by it.

17.7                        The time of approval of the allocation by the Company’s board of directors shall be the time of measuring the accounting expense with regard to the options that shall be allocated to the Offerees.

17.8                        Recording of the expense shall extend from the period of the board of directors’ approval to the termination of the vesting period of each of the option lots.

18.                               Information based on the Sixth Addendum to the Reports Regulations

This section 18 presents information based on the Sixth Addendum to the Reports Regulations concerning a Substantial private offering to the CEO.

18.1                        For details on the options allocated to the CEO in accordance with this Plan and Outline and their ratio out of the voting rights and the issued and paid-up share capital following allocation and exercise, and in full dilution and their financial value, see Section 5 above.

18.2                        For details of all the compensation components for the CEO, see the Immediate Report published by the Company on September 24, 2012 (ref. 2012-01-244113).

18.3                        Organs of the Company which approved and allocated the options to the CEO and dates of approval

Further to the recommendations of the Board of Directors’ human resources committee (see details in section 3.3 above), the allocation of options to the CEO under this Outline, were approved by:

The Company’s audit committee deliberated the Plan and the Private Offering, including the Substantial Private Offer to the CEO, in its meetings of November 15, 2012, November 18, 2012 and November 20, 2012, and approved them on November 20, 2012.

The Company’s Board of Directors deliberated the Plan and the Private Offer for officers, including the Substantial Private Offer to the CEO in its meetings of November 20, 2012 and November 25, 2012, and approved them at its meeting on November 25, 2012.

18.4                        Method for determining compensation

For the purpose of determining compensation, the audit committee and Board of Directors examined and took into account, in their deliberations concerning these matters, inter alia, the following parameters:

(A)                   The Company’s desire to incentivize the CEO such that he will act for the continued success of the Company, to achieve its long-term goals and raising its long-terms profits.

(B)                   The setting of a ceiling within the plan for the value of the bonus inhering in the exercise of the options in such a way that the bonus shall not exceed twice the amount of the exercise increment, as set forth in sub-sections 5.2 and 5.3 above.

(C)                   The scope and complexity of the Company’s operations and its financial results.

(D)                   Figures pertaining to the scope of the total compensation for the CEO (as well as details of the various compensation components, including options);

(E)                    The terms for allocating the options and the ratio between the inherent value of the benefit and the scope of the total compensation for the CEO.

(F)                     Economic opinion prepared by external advisors with respect to the financial value of the benefit inherent in the options (see section 17.3 above).

(G)                   Detailed review of the generally accepted methods of compensation for executives in Israel and other countries. As part of the review, the financial and accounting significance of these compensation methods were presented. The review included benchmarks for all the compensation components (including salary, bonus and equity compensation) for officers in public companies, the majority of which are included in the TASE TA-25 index and similar foreign companies which are public companies trading on Stock Exchanges abroad and operating in the sector in which the Company operates and which the Company deems to be a reference group for its business. The benchmarks were gathered and prepared by external advisors, based on public information published by said companies.

(H)                  Figures pertaining to the scope of compensation in securities for officers under the Company’s previous options plan of 2010.

18.5                        Summary of the explanations of the human resources committee, the audit committee and the Board of Directors

The human resources committee, the audit committee and the Board of Directors examined the terms and conditions of the issue of options with attention paid to all the parameters specified in sub-section 18.4 above, and the audit committee and the Board of Directors resolved to approve the allocation of options to the CEO, based on the following considerations:

18.5.1              In the employment contract of the CEO which was approved by the Company’s board of directors on September 24, 2012, (“the Employment Contract”), after the approval of the audit committee, it was determined that the CEO shall be entitled to allocation of options within the plan, as elaborated in the Immediate Report published by the Company on September 24, 2012 (ref. 2012-01-244113). The audit committee and Board of Directors made a decision to approve the allocation of options for the CEO as elaborated in this Outline, at the maximal value set in the employment contract, this while taking into account (1) the terms and conditions of the allocation of options which include, inter alia, a ceiling at the date of exercise for the value of the benefit that is latent in the exercise of the options; (2) the complexity of the CEO’s position, his skills, his expertise, his proven managerial abilities in companies in the chemical industry worldwide and his vast professional experience; (3) the expected achievements of the CEO and the satisfaction generated by the manner of his entry into his position; (4) the scope and the complexity of the operation of the ICL group and its widespread global dispersion; (5) the total scope of the compensation for the CEO as set forth in the employment contract; (6) Members of the audit committee and Board of Directors ascribe great importance to incentivizing the CEO to bring about the ongoing success of the Company, to achieve its long term goals, and increase profitability over the long term, to preserving managerial stability of the Company and the continued leadership of its activity by the CEO, and in their decision to approve the number of allocated options, they took into account the importance of ensuring his continued tenure in the Company in the upcoming years and to create a connection between the Company’s performance and the compensation that will be derived from the options; and (7)

benchmarks for CEO positions among public companies in Israel, the majority of which are included in the TASE TA-25 index, as well as among similar foreign companies which are public companies trading on Stock Exchanges abroad and operating in the sector in which the Company operates.

18.5.2              Without derogating from the stipulation in sub-section 18.5.1 above, the audit committee and Board of Directors are of the opinion that, since ICL is a multinational company and its primary sales are carried out outside of Israel, and that significant number of its employees operates and are employed abroad, and due to the relatively minor number of Israeli companies operating in ICL’s area of operations, it is difficult to find similar relevant companies in Israel. Therefore, it is proper that, for the sake of analyzing information of similar companies and similar compensation in the sector in which ICL operates, an appropriate and relevant benchmark group is chosen of foreign public companies trading on foreign Stock Exchanges and that the Company deems them to be a reference group for the management of its business.

18.5.3              It was further determined by the audit committee and the Board of Directors that the scope of compensation for the CEO is also reasonable compared to the scope of compensation in securities granted to officers under the Company’s previous option plan of 2010. Furthermore, the allocation of options to the CEO as set forth in this Outline has enabled maintaining the ratio between the equity based compensation of the CEO and the equity based compensation of the rest of the officers as was the case in the Company’s previous option plan.

18.5.4              Taking into account all the parameters that were examined and the above explanations, members of the audit committee and Board of Directors have determined that (A) the scope of the compensation in securities and the scope of the total compensation for the CEO is reasonable and appropriate in the circumstances of the matter, and do not deviate from the level of compensation customary among CEOs in similar companies as elaborated above, including in relation to the rate of the equity and voting rights in the Company, which will be granted by the shares derived from exercise of the options; (B) the equity based compensation is reasonable also in relation to the total amount of options offered in accordance with the plan; (C) the equity based compensation is reasonable also when taking into account the ratio between the offered options and the other components of the CEO’s compensation; (D) the equity based compensation constitutes an important and central part of the mix of compensation factors designed to provide an optimum incentive to the CEO to act to achieve profits for the Company and its long-term goals, and that the compensation is designed to serve the benefit of the Company.

19.                               The issued share capital of the Company, quantity and rate of the Offerees holdings and interested parties in the Company

19.1                        Correct to the date of this report, the Company’s issued and paid-up share capital stands at NIS1,294,703,010 par value, divided into 1,294,703,009 ordinary shares of NIS 1.00 par value each and one special State share.

19.2                        At the date of this report, the amount of 2,216,131 shares of the Company is held by Ferson Chemical Materials Ltd., a wholly owned and controlled subsidiary of ICL. The Company holds 22,375,500 shares of that company.

19.3                        At the date of this report, officers and other employees hold the amount of 10,930,500 options allocated under an outline from January 7, 2010.

19.4                        Subsequent to the allocation under this report and on the assumption of full exercise of all the options offered under this report, the shareholders’ equity(9) shall amount to NIS 1,284,329,510 par value (disregarding the shares held by the Company — see above).

19.5                        To the best of the Company’s knowledge, the holdings of the CEO who is an interested party by virtue of his positions in the Company, other interested parties and the rest of the holders of issued and paid-up share capital of the Company are, at the date of this report, and will be subsequent to the private offering, as follows:

The Company’s shareholders(**)		Immediately prior to the private offering				Subsequent to the private offering and assuming that the Offerees will exercise all of the options allocated to them under this Outline Plan
Classification	Name	Quantity		Capital	Voting rights	Quantity		Ratio in equity(10)	Ratio in fully diluted equity(11)	Voting ratio(12)	Voting ratio fully diluted(13)
CEO offeree in a substantial private offering	Stefan Borgas	0		0.00%	0.00%	1,190,000		0.09%	0.09%	0.09%	0.09%
	Israel Corp. Ltd	665,485,881		52.30%	52.30%	665,485,881		51.82%	51.38%	51.82%	51.38%
	PCS	176,088,630		13.84%	13.84%	176,088,630		13.71%	13.59%	13.71%	13.59%
	Ferson Chemical Materials Ltd.	2,216,131		0.17%	0.17%	2,216,131		0.17%	0.17%	0.17%	0.17%
	IDE Technologies	205		0.00%	0.00%	205		0.00%	0.00%	0.00%	0.00%
	Rotem Amfert Negev Ltd.	205		0.00%	0.00%	205		0.00%	0.00%	0.00%	0.00%
	Nir Gilad	800,000	(14)	0.00%	0.00%	800,000	(15)	0.00%	0.06%	0.00%	0.06%
	Yair Orgeler	1,600		0.00%	0.00%	1,600		0.00%	0.00%	0.00%	0.00%
	Avraham (Baiga) Shochat	2,000		0.00%	0.00%	2,000		0.00%	0.00%	0.00%	0.00%
	Moshe Vidman	6,100		0.00%	0.00%	6,100		0.00%	0.00%	0.00%	0.00%
	Yossi Rosen	6,500		0.00%	0.00%	6,500		0.00%	0.00%	0.00%	0.00%
	Chaim Erez	2,595		0.00%	0.00%	2,595		0.00%	0.00%	0.00%	0.00%
	Yaacov Dior	8,960		0.00%	0.00%	8,960		0.00%	0.00%	0.00%	0.00%
	Ofer Holdings Group Ltd.	377,662		0.03%	0.03%	377,662		0.03%	0.03%	0.03%	0.03%
	Israel Chemicals Ltd.	22,373,500		—	—	22,373,500		—	—	—	—
Other share-holders	Public(*)	428,133,039		33.65%	33.65%.	438,943,039		33.24%	33.74%	33.24%	33.74%

(9)         Assuming full exercise by the Offerees, without having regard to the maximum share value as per sub-sections 5.2 and 5.3 above, without exercising of the right of the Company as elaborated in section 5.3 above, and without taking into account shares held by the Company and by its subsidiary, and without taking into account the exercise of the balance of the securities of the Company that are convertible or exercisable for shares of the Company. The issued capital may be lower due to allocation of a lower amount of shares because of the maximum share value as elaborated in section 5.2 above or due to exercising of the right of the company for net exercise as elaborated in section 5.3 above.

(10)       On the theoretical assumption of the exercise of all the options into shares by the offerees under this outline, without taking into account the maximum share value as elaborated in sub-sections 5.2 and 5.3, without exercising the Company’s right to issue shares in an amount equivalent to the financial benefit, as set forth in subsection 5.3 above, and without taking into account shares held by the Company and its subsidiary. The amount of shares allocated in effect may be lower than indicated in sub-section 5.1 above, due to the maximum share value as elaborated in sub-section 5.2 above or due to exercising of the “net exercise” mechanism, as elaborated in sub-section 5.3 above.

(11)       The calculation of the fully diluted percentage is made on the basis of the assumption in footnote 10 above and assuming the exercise of all the balance of the securities of the Company that are convertible and exercisable for shares in the Company.

(12)       Cf. note 10 above

(13)       The computation of the fully diluted ratio was based on the assumptions in footnote 8 above, and on the theoretical assumption of the exercise of all the securities of the Company which are convertible or exercisable for shares of the company.

(14)       Options allocated under an outline from January 7, 2010.

(15)       Options allocated under an outline from January 7, 2010.

(*) Public, including the allocation to officers and employees who are Offerees according to this outline and report and with the exception of the allocation for the CEO according to this report and outline.

(**)For more information about the interested parties in the company, see the last list of Holdings, interested parties and senior officers that has been recently published by the Company on November 20, 2012 (Ref. 2012-01-240681)

20.                               Consideration and the manner of its determination

20.1                        The options are offered to the Offerees for no consideration.

20.2                        If all the options offered are exercised into shares(16), the Company should receive the sum of approximately NIS 559,200,000 by the final date of exercise, inclusive.

20.3                        The Company intends to use the proceeds obtained from the exercise of the options, if obtained (see Note 13), as may be resolved by the management or the Board of Directors of the Company, from time to time.

20.4                        The exercise price of the options is set by the audit committee and the Board of Directors in accordance with sub-section 5.2 above, and it is identical for all the Offerees under this Outline, including the CEO.

21.                               Personal interest in the approval of the Substantial Private Offering

To the best of the Company’s knowledge, none of the officers of the Company have a personal interest in the approval of the Substantial Private Offering, with the exception of the CEO.

22.                               Required approvals

For further information pertaining to the required approvals and permits, see section 3 above.

23.                               Details of agreements pertaining to rights in the share of the Company

To the best of the Company’s knowledge, subsequent to clarifications conducted with the CEO, there are no agreements, either written or oral, between the CEO and any shareholder in the Company, or between the Offerees, all or in part, between each other or between them and other persons with respect to the acquisition or sale of securities of the Company or with respect to the voting rights in the Company.

24.                              Restraints and restrictions applicable to the Offerees with respect to operations that may be carried out with the options

For further information in this regard, see section 9 above.

25.                               Term of grant of securities

The term of grant of options to the Offerees under this Outline shall be effected on the later of: (A) receipt of all the required approvals as set forth in section 3 above or (B) 14 business days after the date of publication of this Outline; and shall terminate on the earlier of: (A) the date of submission of the period report for 2012 or (B) March 31, 2013.

(16)  Without exercise of the Company’s right under sub-section 5.3 above

26.                               Powers of the Company’s Board of Directors

The Board of Directors of the Company is authorized to interpret the provisions of the Outline and the Plan and to make any supplementary of clarifying provision concerning execution thereof, insofar as necessary, at its discretion.

Without derogating from the generality of the aforesaid, it is clarified that subject to any law, the Board of Directors of the Company is authorized, at its exclusive discretion, to exercise all of the powers required for the purpose of management of the Plan, including determining the identity of the Offerees, determining the number of options to be allocated to each of the Offerees, determining the dates of such allocation, determining the exercise price, determining the vesting periods, and in special cases as the Board of Directors sees fit — to accelerate the vesting periods of options not yet vested (in whole or in part) and all in relation to all or any of the Offerees. The Board of Directors is also authorized to establish any other resolution required by or related to the Plan, whether or not indicated in the Plan.

Likewise, the Board of Directors of the Company is authorized, subject to any law and at its exclusive discretion, to amend the provisions of the Plan (and its ancillary documents), provided that any amendment of any of the terms and conditions of the Plan shall not contradict the provisions of section 102 and shall not harm the rights of the Offerees under the Plan without obtaining the prior consent of the Offerees to whom as yet unexercised and unexpired options have been allocated under the Plan.

The Board of Directors has delegated to the human resources committee its power to designate to specific employees (not being office holders) the options that shall be allocated to the trustee, all in accordance with and subject to matters set forth in section 288 (B) (1) of the Companies Law and the applicable provisions.

27.                               No undertaking of continued employment

The grant of options to Offerees under this Plan and this outline shall not be construed as imposing any obligation on the Company and/or its subsidiaries to continue the employment of any of the Offerees and/or as restricting them from terminating the employment of any of the employees and/or as granting any right to an offeree to continue to be employed.

PART C - The rights attaching to the Company’s shares

28.                               The following is a concise description of the rights attaching to the Company’s shares as prescribed in the Company’s Articles of Association. The full version of Company’s Articles of Association may be viewed on the distribution website of the Securities Authority at (www.magna.isa.gov.il) and at the registered office of the Company.

As of the date of this report, all the shares in the issued and paid-up share capital of the Company and the shares to be obtained from exercise of the options under this Plan are registered ordinary shares, of NIS1.00 par value each (“ordinary shares”), except for one special registered State share of NIS 1.00 par value (“the Gold Share”) which is held by the State of Israel.

28.1                        The conditions and rates of participation in the distribution of dividends and bonus shares: The ordinary shares shall be of equal rights and shall confer on the holders the right to receive notices regarding general meetings of the Company, to participate in and vote at such meetings, to elect members of the Board of Directors (in the manner set forth in these Articles of Association of the Company) and the right to participate in the distribution of the Company’s profits and the distribution of surplus assets upon winding up.

In the event of payment of dividends, such shall be paid proportionately to the sums paid-up or credited as paid-up on account of the par value of the shares, without taking into account any premium paid thereupon

In the event of distribution of bonus shares, such shall be distributed among the ordinary shareholders, in proportion to their entitlement to participate in the distribution of dividends, and shall be of the same class as the shares in respect of which they were distributed.

28.2                        Rights to participate in the division of the Issuer’s property upon winding-up: Upon winding up of the Company, the surplus of the Company’s assets over all of its liabilities, subject to rights granted for any class of shares that may be issued at such time, in any, shall be distributed among the ordinary shareholders in proportion to the sum paid-up or credited as being paid-up on the par value of such shares, without taking into account any premium paid on the shares.

28.3                        Right to appoint directors: the members of the Board of Directors shall be elected by the shareholders’ meeting or by the Company’s board of directors (in accordance with the provisions of the Company’s Articles of Association). All of the members of the Board of Directors shall hold office from the date of their election and/or appointment or from a later date, if so determined in the decision regarding the appointment, until the next annual shareholders’ meeting, and subject to the provisions of any law and the Company’s articles of association. The majority of the members of the board of directors shall be citizens and residents of Israel. A person who is not a citizen or resident of Israel shall not be elected and/or appointed as a director if, as a result of such appointment, the majority of the board of directors shall not be citizens and residents of Israel and the election and/or appointment of a director as aforesaid shall be invalid and shall be deemed not to have been made from the beginning.

The number of members of the Board of Directors shall be no fewer than 7 and not more than 20. The external directors of the Company shall be counted among the members of the Board of Directors.

28.4                        Rights to receive notices of meetings of shareholders, rights to participate and vote, and legal quorum: as set forth above, every regular shareholder has the right to receive notices of general meetings of the Company and to attend and vote at such meetings. Deliberations in a shareholders’ meeting shall not commence unless a quorum is present. A quorum shall be constituted by the presence, in person or by proxy, or at least two members who together hold more than 50% of the issued shares of the Company conferring voting rights. If, within half an hour of the time set for the inauguration of the meeting, there is no quorum, the meeting shall be adjourned to the same day, time and place, or to such other day and/or other time and/or other place as the Board of Directors shall prescribe by notice to the shareholders; if at such adjourned meeting there is no quorum after half an hour of the time fixed for the meeting, then two members with voting rights, being present in person or by proxy, and holding at least one third of the Company’s issued share capital, shall be entitled to discuss and resolve matters in respect of which the meeting was convened.

28.5                        Restriction on transfer of shares: Subject to what is stated in the Company’s Articles of Association, fully paid up shares may be transferred without need for the consent of the Board of Directors. The special /state share shall not be transferable. The Articles of Association contain provisions restricting the purchase or holding of shares in rates of 14% or more, of 25% or more, and the dominant rate of the shares in the share capital of the Company which confers on the holder the right, ability or practical possibility to appoint, either directly or indirectly, a number of directors of the Company constituting half or more of the number of members of the Company’s board of directors, as actually appointed, from time to time. Any such purchase or holding shall require the consent of the person holding the special State share, in according with the proceedings and conditions set forth in the Articles of Association.

28.6                        Conditions for the change of rights attaching to the shares

Ordinary shares: Change of rights attaching to any class of shares shall be prescribed in a resolution of the shareholders of such class, and in a resolution of meetings of such classes of shares whose rights may be prejudiced as a result of the change, by an ordinary majority among those present and voting at those meetings.

Special State share: Any amendment of the Articles of Association which might directly or indirectly prejudice the rights attaching to the special State share shall be deemed to be a change of the rights attaching to the special State share. Any resolution or act which might directly or indirectly prejudice the rights attaching to the special State share shall only be made with the consent of the holder of the special State share and shall be null and void in the absence of the consent of the holder of the special State share.

PART D - ADDITIONAL DETAILS

29.                               Details of the price of the Company’s shares on the Stock Exchange

The closing price of the Company’s share on the Stock Exchange on November 25, 2012 (the last trading day prior to the date of the resolution of the Board of Directors concerning the grant of the options) was NIS 46.6.

The following are the details of the highest and lowest share prices (in Agorot) on the dates on which the Company’s shares were traded during each of the two calendar years preceding the date of this Outline, and during the period from January 1, 2012, through shortly prior to the date publication of this outline.

	High quotation*		Low quotation*
Period	Date	Quotation (Ag.)	Date	Quotation (Ag.)
2010	December 21, 2010	5,485.41	June 1, 2010	3,467.99
2011	February 17, 2011	5,698.83	December 13, 2011	3,244.05
2012 (to November 25, 2012)	October 2, 2012	4,910.00	February 1, 2012	3,686.64

* The closing prices of the shares subsequent to their adjustment in respect of the distribution of a dividend, as implemented by the Tel Aviv Stock Exchange Ltd.

30.                               Notice of outline

Within 21 days of date of publication of this Outline, the Company shall provide a copy of the Outline, together with reference to the reports to which it refers, to each offeree at their place of employment or at their addresses as recorded by the Company. Each offeree shall receive a page setting forth references to links on the distribution website of the Securities Authority, with respect to each of the reports to which this Outline refers. In addition, a printed copy of the aforesaid reports shall be deposited with the Company’s secretariat and with segment secretariats, and each offeree will be able to view such and may obtain a copy thereof upon request.

Any notice from the Company to Offerees shall be served by means of written notice that shall be delivered to each of the Offerees at his place or work or his address registered with the Company or at his e-mail address.

31.                               Referral to periodic reports and interim financial statements

Attention is hereby drawn to the periodic report for 2011 which was published by the Company on March 27, 2012 (reference number 2012-01-080490) and to the interim financial statements for the period ended March 31, 2012, which were published by the Company on May 23, 2012 (Ref. No. 2012-01-132552) and to the interim financial statements for the period ended June 30, 2012, which was published by the Company on August 15, 2012 (Ref. No. 2012-01-210696), and to the interim financial statements for the period ended September 30, 2012, which were published by the Company on date November 21, 2012 (Ref. No. 2012-01-284880) and also to the Immediate

Reports published by the Company since the periodic report. These documents may be perused at the distribution website of the Securities Authority at: www.magna.isa.gov.il and at the website of the TASE at www.tase.co.il and at the registered office of the Company (at the office of the legal adviser and the company secretary), during ordinary office hours and by prior appointment, at Tel: 972-3-68444121.

32.                               Powers of the Israel Securities Authority

The Securities Authority, including an employee of the Authority so authorized, may instruct the Company, within 14 business days of the date of submission of the Outline, to provide any explanation, details, information or documents pertaining to the Outline, and may instruct the Company to amend the Outline within such time as it may prescribe. Should the Authority instruct to amend this Outline, it may order a postponement of the effective date of the commencement of the term of grant of securities to a date which may fall no earlier than three business days and no later than 14 business days from the date on which the amendment to this Outline is published. The amendment of the Outline and the postponement of the commencement of the term of grant of the securities under these instructions shall be effected in accordance with the provisions of the Outline Regulations.

33.                               Company representative

The representative of the Company for the purpose of dealing with the report and this Outline is the Company’s Vice-President, legal advisor and company secretary, Lisa Haimovitz, Adv, at Tel: 972-3-6844412 and fax 972-3-6844427.

Israel Chemicals Ltd.

/s/ Lisa Haimovitz
By: Lisa Haimovitz, Adv.

VP, Legal Advisor and Company Secretary

Signature date: November 27, 2012